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                                                                    EXHIBIT 10.9


      EX-10.9

                      TERMINATION AND CONSULTING AGREEMENT

This Termination and Consulting Agreement ("Agreement") is made this 20th day of December, 2002, by and between Demegen Inc., a Colorado corporation ("Demegen"), and Richard D. Ekstrom, an individual residing in the Commonwealth of Pennsylvania.

Whereas there is currently an Employment Agreement between Mr. Ekstrom and Demegen, and

Whereas Demegen no longer has sufficient resources to pay Mr. Ekstrom's salary, and

Whereas Demegen owes Mr. Ekstrom $25,000 in deferred salary, and

Whereas Mr. Ekstrom has unique and valuable knowledge of Demegen's assets, intellectual property, collaborator relationships and commercial opportunities, and

Whereas Demegen desires Mr. Ekstrom to continue his efforts to sell and/or license Demegen's assets and intellectual property and to assist in the affairs of the company as may be necessary, and

Whereas the Employment Agreement provides for severance payments to Mr. Ekstrom which Demegen does not currently have the ability to pay, and

Whereas a termination of the Employment Agreement will effectively cause Mr. Ekstrom to lose 600,000 stock options, and

Whereas regulatory changes have significantly restricted a company from modifying loans to certain employees and that this event may result in an unintended or untimely cost to Mr. Ekstrom or in effectively causing 1,700,000 of Mr. Ekstrom's shares to be worthless,

The Parties hereby agree:

1. Mr. Ekstrom's employment will terminate without cause December 31, 2002.

2.       Mr. Ekstrom is due ninety thousand dollars ($90,000) in Severance
         Payment.

3. The Severance Payment will be deferred until Demegen is sold or dissolved or otherwise has the ability to pay.

4.       Mr. Ekstrom's deferred salary will be paid during January and February
         2003.

5. Mr. Ekstrom will consult as necessary to manage or conclude the affairs of Demegen at the rate of $125 per hour, plus normal expenses incurred in furthering the affairs of the company, plus medical insurance unless provided by another employer. Consulting time for January 2003 will become payable in March 2003, with succeeding months following accordingly. The number of consulting hours are subject to prior approval by the Board of Directors.

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6.       Upon sale of or merger of Demegen into another company or a license of substantially all of Demegen's assets, Mr. Ekstrom will receive the following success fee based on the value of the transaction: 2% of the first $2 million; 3% of the next $2 million; 4% of amounts over $4 million.

7. Mr. Ekstrom will disclose to Demegen any business relationships that may represent a conflict of interest with the affairs of Demegen.

8. The 1997 Debt Resolution Agreement between Mr. Ekstrom and Demegen continues to be in effect.

9. The Parties agree that any disputes related to this Agreement will be resolved by mediation in Pittsburgh, Pennsylvania.

10. The Parties agree to review at a later time and seek resolution to the issues regarding the loan to Mr. Ekstrom in compliance with appropriate regulations.

11. Demegen or Mr. Ekstrom may terminate the consulting relationship with thirty days notice. Termination of the consulting relationship shall not terminate Mr. Ekstrom's right to a success fee providing he was substantially involved in arranging or effecting the transaction.

         Agreed to:

         /s/ Richard D. Ekstrom
         --------------------------
         Richard D. Ekstrom

         /s/ Joseph F. Lovett
         --------------------------
         Demegen Board of Directors

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